UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Ecofin Tax-Exempt Private Credit Fund, Inc.

(Name of Registrant as Specified In Its Charter)

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ECOFIN TAX-EXEMPT PRIVATE CREDIT FUND, INC.

6363 College Boulevard, Suite 100A | Overland Park, Kansas 66211

[•], 2024

Dear Shareholder:

After careful consideration and as disclosed in the Fund’s Prospectus Supplement dated June 21, 2024, Tortoise Capital Advisors, L.L.C., the investment adviser (the “Adviser”) of Ecofin Tax-Exempt Private Credit Fund, Inc. (the “Fund”) recommended to the Board of Directors of the Fund (the “Board”) that an orderly liquidation of the Fund would be in the best interest of the Fund and its shareholders (“Shareholders”). In order to have the best opportunity to maximize the underlying value of the Fund’s investments, the Board has approved the Adviser’s proposal and the enclosed proxy statement seeks your approval to implement the liquidation.

The Board supports the plan and believes the approach provides Shareholders with the best opportunity to maximize the underlying value of the Fund’s investments.

Our proposal would replace quarterly repurchase offers with an orderly liquidation, allowing us to seek to maximize portfolio recovery while providing equal access to liquidity to all Shareholders. We believe that a liquidating fund increases the opportunities to preserve NAV while returning capital to Shareholders. A mandatory quarterly redemption schedule often does not align with the goals of NAV preservation and return of capital.

A few important things to note:

●	The Fund would seek to return your capital by 2027, but the final date of liquidation could shift based on market conditions.

●	Although not guaranteed, the Fund intends to make distributions from time to time until the Fund has been completely liquidated.

●	The Fund will be actively managed during this period and will continue to access the resources and relationships of the broader Adviser team, which remains in place.

Your approval is needed to enact this liquidation and to begin returning capital back to investors. The first proposal seeks to liquidate and dissolve the Fund and the second proposal is to revoke the Fund’s fundamental policy of making quarterly offers to repurchase between 5% and 25% of its outstanding shares at net asset value. The approval of the first proposal is conditioned on the approval of the second proposal, and the approval of the second proposal is conditioned on the approval of the first proposal. We encourage you to vote “YES” on both proposals.

On behalf of the Board, we are pleased to invite you to a Special Meeting of Shareholders (the “Meeting”) of the Fund to be held in person on September 30, 2024 at 10:00 a.m. (Central time), at the following address: 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211. We are asking Shareholders to sign and approve the proxy and return by no later than September 27, 2024.

For more information about the matters requiring your vote, please refer to the accompanying Proxy Statement.

Thank you for your continued support of the Fund. We believe this plan will produce the best outcome for Shareholders, which is our top priority.

Sincerely,

/s/ Gary Henson
Gary Henson
Chief Executive Officer

ECOFIN TAX-EXEMPT PRIVATE CREDIT FUND, INC.

6363 College Boulevard, Suite 100A | Overland Park, Kansas 66211

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

[•], 2024

To the shareholders (“Shareholders”) of the Fund:

Notice is hereby given that a Special Meeting of Shareholders (the “Meeting”) of Ecofin Tax-Exempt Private Credit Fund, Inc., a Maryland corporation (the “Fund”), will be held in person on September 30, 2024 at 10:00 a.m. (Central time), at the following address: 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211, for the purposes of considering and voting upon the following:

1. A plan of liquidation and termination (the “Plan of Liquidation and Termination”) pursuant to which the Fund will seek to conduct an orderly liquidation to harvest the value of its assets, pay debts, make liquidating distributions to Shareholders and otherwise wind up its affairs (the “Fund Dissolution Proposal”); and

2. Removal of the Fund’s fundamental policy of making quarterly offers to repurchase between 5% and 25% of its outstanding shares at net asset value (the “Fundamental Policy Removal Proposal” and, together with the Fund Dissolution Proposal, the “Proposals”).

These items are discussed in greater detail in the Proxy Statement. The approval of the Fund Dissolution Proposal is conditioned on the approval of the Fundamental Policy Removal Proposal, and the approval of the Fundamental Policy Removal Proposal is conditioned on the approval of the Fund Dissolution Proposal. The Board of Directors of the Fund has unanimously approved each of the proposals and recommends that you vote “FOR” the Fund Dissolution Proposal and “FOR” the Fundamental Policy Removal Proposal.

The close of business on August 13, 2024 has been fixed as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

NO MATTER HOW MANY SHARES YOU OWN, YOUR TIMELY VOTE IS IMPORTANT. If you do not expect to attend the Meeting, please give your voting instructions by any of the following methods:

Internet: Going to the website specified on your proxy card and following the instructions on the website.

Phone: Calling the number specified on your proxy card and following the instructions.

Mail: Completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors of
Ecofin Tax-Exempt Private Credit Fund, Inc.

/s/ Diane Bono
Diane Bono
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held on September 30, 2024: This Proxy Statement is available at [•].

PROXY STATEMENT

Section I of this Proxy Statement of Ecofin Tax-Exempt Private Credit Fund, Inc. (the “Fund”), contains information relating to the proposals to be considered and voted upon (the “Proposals”) at the special meeting (the “Meeting”) of shareholders (the “Shareholders”) of the Fund to be held in person on September 30, 2024 at 10:00 a.m. (Central time), at the following address: 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211. Section II contains additional background information about the Fund. Section III contains general information about the Meeting and voting of Shareholders. This Proxy Statement and the enclosed proxy card are first being sent to Shareholders on or about [•], 2024. We have delivered these proxy materials to you in connection with the solicitation by the board of directors (the “Board”) of the Fund of proxies to be voted at the Meeting.

In order that your shares may be represented at the Meeting, you are requested to vote on the following matters:

I.   THE PROPOSALS

Dissolution of the Fund

Q:	What is being proposed?

A:	For the reasons set forth below, the Board and Tortoise Capital Advisors, L.L.C., the investment adviser of the Fund (the “Adviser”) are recommending that the Fund liquidate and dissolve.

Q:	How does the Board recommend I vote?

A:	The Board recommends that you vote “FOR” the Fund Dissolution Proposal.

Q:	How will the Fund Dissolution work?

A:

If Shareholders approve the Fund Dissolution Proposal, the Fund expects to implement a plan of liquidation and termination (the “Plan of Liquidation and Termination”) pursuant to which the Fund will seek to conduct an orderly liquidation to harvest the value of its assets, pay debts, make liquidating distributions to Shareholders and otherwise wind up its affairs with the goal of maximizing value for Shareholders. If the Fund Dissolution Proposal is approved, the Fund currently expects to return liquidation proceeds through distributions on one or more installments, in such date or dates as the officers of the Fund, the Adviser or their delegates shall determine, while aiming to complete the liquidation around mid-2027, all subject to market conditions and the timing of the Shareholder approval. The mid-2027 target final liquidation date is not definitive, and the completion of the liquidation may occur before or after this target date.

Although the Adviser will seek to maximize value through the course of the liquidation and dissolution of the Fund, there is no assurance it will be successful in doing so. In addition, Shareholders should understand that during this time period, the Fund may depart from its stated investment objectives and policies as the Fund liquidates its holdings. The Fund will bear the costs in connection with the liquidation, including with respect to sales of assets and repayment of debt. As a result of these costs, as well as potential market movements, Shareholders may receive less than the Fund’s net asset value per Share as of the date of this Proxy Statement and as of the date of any approval of the Fund Dissolution.

The Plan of Liquidation and Termination provides that the Fund would deregister from the Investment Company Act of 1940, as amended (the “1940 Act”), and formally dissolve after completing its final liquidating distributions, although the Fund could also convert into, or transfer assets to, a liquidating trust. The Plan of Liquidation and Termination also provides that the Fund may maintain a reserve to fund future liabilities of the Fund after the liquidation.

Q:	Will the Fund still make quarterly repurchase offers?

A:

Pending the approval and implementation of the Proposals and pursuant to the Fundamental Policy Removal Proposal, the Fund no longer expects to offer to repurchase a portion of the shares from Shareholders each quarter. Although the Adviser may still recommend that the Board approve one or more repurchase offers during this period, there is no guarantee it will do so or that the Board will approve any such repurchase.

Q:	What vote is required to approve the Fund Dissolution?

A:

The affirmative vote of a majority of all the votes entitled to be cast on the matter is required to approve the Fund Dissolution Proposal. In addition, the approval of the Fund Dissolution Proposal is conditioned on the approval of the Fundamental Policy Removal Proposal below.

THE BOARD, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FUND DISSOLUTION.

Amendment of the Fund’s Fundamental Policy

Q:	What is being proposed?

A:

For the reasons set forth below, the Board and the Adviser are recommending that the Fund remove its fundamental policy of making quarterly offers to repurchase between 5% and 25% of its outstanding shares at net asset value (the “Fundamental Policy Removal Proposal”).

Q:	How does the Board recommend I vote?

A:	The Board recommends that you vote “FOR” the Fundamental Policy Removal Proposal.

Q:	How will the Fundamental Policy Removal work?

A:

The Fund operates as a closed-end interval fund; therefore, it conducts periodic repurchase offers of its shares pursuant to Rule 23c-3 under the 1940 Act. Pursuant to its interval fund status, in order to provide liquidity to Shareholders, the Fund has adopted a fundamental policy to make quarterly offers to repurchase between 5% and 25% of its outstanding shares at net asset value, and if Shareholders tender more shares than the Fund offers to repurchase, the Fund will repurchase the shares tendered on a pro rata basis (the “Fundamental Policy”).

If Shareholders approve the Fundamental Policy Removal Proposal, the Fund will remove the Fundamental Policy. The Adviser believes removing the Fundamental Policy is in the best interests of Shareholders and will facilitate an efficient liquidation.

Q:	What vote is required to approve the Fundamental Policy Removal Proposal?

A:

The Fundamental Policy may only be changed with a vote of a “majority of the outstanding” voting securities of the Fund, which under the 1940 Act means (i) 67% or more of the shares present at a meeting of shareholders, if the holders of more than 50% of the shares are present or represented by proxy or (ii) more than 50% of the shares, whichever is less. In addition, the approval of the Fundamental Policy Removal Proposal is conditioned on the approval of the Fund Dissolution Proposal below.

THE BOARD, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FUNDAMENTAL POLICY REMOVAL.

Other Information about the Proposals

The Board’s and the Adviser’s Rationale for the Proposals

The Board and the Adviser considered the following factors in determining to recommend the Proposals to the Shareholders:

●

Best Interest of the Fund and its Shareholders: The Board and the Adviser considered various factors including, among other things, the Fund’s recent performance, short-term liquidity constraints and the fact that over the last year, the Fund has seen a higher level of repurchases compared to new subscriptions.

A continued reduction in the Fund’s net assets would likely result in an increased expense ratio for Shareholders as certain fixed expenses would be spread across a smaller asset base. An orderly liquidation would allow the Fund to harvest the value of its assets over time with the goal of maximizing value for Shareholders while also making liquidating distributions to provide Shareholders with liquidity.

●

Alternative Courses of Action: The Adviser also considered a number of alternatives to an orderly liquidation, including a change in the Fund’s terms, a merger or one-time sale of the Fund’s portfolio or a transfer of the Fund’s investment advisory contracts, and presented the pros and cons of each of these alternatives to the Board. After considering these alternatives, the Board and the Adviser believe harvesting the value of the Fund’s assets through an orderly liquidation would be in the best interests of the Fund and its Shareholders.

For the reasons above, the Board and the Adviser believe that the Proposals are in the best interests of the Fund and its Shareholders.

Board’s Consideration of the Proposals

At Board meetings held on December 12, 2023, January 18, 2024, February 22, 2024 and May 21, 2024, the Board reviewed the Fund’s recent performance and discussed concerns surrounding the low levels of new subscriptions and short-term liquidity constraints. In addition, the directors who are not “interested persons” within the meaning of the 1940 Act (the “Independent Directors”) met in executive session on May 3, 2024 and May 21, 2024. At these meetings, the Board and/or the Independent Directors considered the status of the Fund and possible strategies to rectify these concerns while maximizing Shareholder value. The possibility of liquidation was discussed, which would provide the Shareholders with liquidity.

At a Board meeting held on June 7, 2024 (the “June Board Meeting”), the Adviser advised the Board that, in light of the likely continuing trend of increased repurchases, muted subscriptions and other factors, it has been considering a number of potential actions to address these concerns, including possibly recommending to the Board that the Fund liquidates and dissolves. The Independent Directors were represented by their independent legal counsel (“Independent Counsel”) at that June Board Meeting.

The Adviser presented the Proposals for the Board’s consideration with information in support of the Proposals. The Board reviewed reasons for liquidation, the other potential alternative courses of actions that might address each of these considerations, input from the Fund’s selling agents, an overview of the current portfolio, the proposed Plan of Liquidation and Termination, anticipated changes in expenses and the proposed liquidation process. At the end of the June Board Meeting, the Board’s Independent Directors met in executive session with their Independent Counsel. No representatives of the Adviser or Fund management were present at this meeting, during which the Independent Directors discussed the information presented at the June Board Meeting and requested additional information from the Adviser.

In reaching its determination to approve the Proposals, the Board, including the Independent Directors, considered various relevant factors. The considerations below reflect such reviews and discussions. The Board’s evaluation of the Proposals took into account not only all of this information, but information about the Fund received by the Board since their inception and that reflected the knowledge and familiarity gained as members of the Board during regularly scheduled quarterly meetings. Among the factors considered by the Board were:

●	The overall market, including the assets the Fund owns;
●	The continuing trend of increased Shareholder repurchases and the expectation that new subscriptions will remain muted in light of feedback from selling agents and related concentration;
●	The Adviser’s analyses on the various possible courses of action in light of these matters;
●	The Adviser’s concern that, absent the proposed plan, Shareholder desire for liquidity might cause the Adviser to dispose of portfolio holdings at depressed prices to the detriment of Shareholders;
●	The Adviser’s expertise in the private credit market and its ability to liquidate the Fund’s portfolio in an orderly fashion to maximize value for Shareholders and provide Shareholders with liquidity;
●	Information and analyses provided by the Adviser as to the potential benefits and risks to the Fund and its Shareholders of the Proposals;
●

The liquidity that could be provided to Shareholders from the proposed dissolution of the Fund as compared to maintaining the Fund under the current circumstances and the potential benefits of an orderly liquidation process;

●	That a liquidation of the Fund would be a taxable event to Shareholders of the Fund;
●	The Adviser’s recommendation that the proposed removal of the Fundamental Policy would provide the Fund with greater efficiency with respect to the liquidation process; and
●	The projected expenses that the Fund would experience if the Proposals were approved.

Based on all of this information and considering other relevant factors, the Board at the June 7, 2024 Board Meeting concluded that approval of the Proposals would be in the best interests of the Fund and its Shareholders, and subsequently approved the filing of this proxy statement and other related matters via a consent action dated July 26, 2024.

Tax Consequences

For U.S. federal income tax purposes, a liquidation of the Fund will be a taxable event, causing the Shareholders of the Fund to recognize any gain or loss in their Fund shares. The liquidating distributions, if any, paid to each Shareholder will generally be treated for U.S. federal income tax purposes as payments in exchange for the Shareholder’s shares (except for any portion of a liquidating distribution that is treated as a dividend for U.S. federal income tax purposes), and a Shareholder subject to U.S. federal income tax will generally recognize capital gain or loss equal to the difference between (i) the amount of the distributions that is treated as payment in exchange for the Shareholder’s shares, including the fair market value of any assets distributed in kind, and (ii) his or her basis in such shares. However, any loss realized by a Shareholder on shares that have been held for six months or less will be disallowed to the extent of any exempt-interest dividends (as defined for U.S. federal income tax purposes) received with respect to such shares. A Shareholder should consult with his or her tax advisor to discuss the Fund’s liquidation and the potential tax consequences to the Shareholder.

During the liquidation and until the Fund’s termination, the Adviser intends to continue to operate the Fund so that it qualifies as a regulated investment company pursuant to Subchapter M of the Internal Revenue Code of 1986, as amended.

II.   FUND INFORMATION

The Investment Manager

Tortoise Capital Advisors, L.L.C. is the investment adviser of the Fund. The address of the Adviser is 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211.

The Adviser is responsible for overseeing the Fund’s overall investment strategy and its implementation. The Adviser previously delegated certain responsibilities for managing the Fund’s investments to Ecofin Advisors, LLC (the “Sub-Adviser”), including managing the assets of the Fund in accordance with the Fund’s investment objectives, policies, and restrictions, subject to the oversight of the Board and supervision of the Adviser. The appointment of the Sub-Adviser was approved by the Board of Directors on September 4, 2020. The Adviser had approximately $7.9 billion assets under management, and the Sub-Adviser had approximately $584 million assets under management, as of June 30, 2024.

On July 24, 2024, the Board approved the termination of the agreement between the Adviser and the Sub-Adviser in connection with the transaction which closed on July 31, 2024, pursuant to which 503 Capital Partners, LLC (“503 Capital”) acquired Tortoise’s private credit platform and as such, the individuals responsible for providing sub-advisory services to the Fund at the Sub-Adviser are no longer employees of the Sub-Adviser but will be employed by 503 Capital and will be dually associated with the Adviser. The termination was effective upon the closing of this transaction.

The Administrator

U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services (“USBGFS”) is the administrator for the Fund, and its business address is 615 East Michigan Street, Milwaukee, WI 53202.

The Distributor

Quasar Distributors, LLC serves as the principal underwriter and distributor of the Fund, and its business address is 111 East Kilbourn Avenue, Milwaukee, WI 53202.

Annual Report

The Fund’s most recent annual report, including audited financial statements for the fiscal year ended September 30, 2023, is available on the SEC’s website at www.sec.gov and is also available upon request, without charge, by calling the Fund toll free at (866) 362-9331.

Information about the Fund’s Directors and Officers

Set forth in the table below are the Directors and Officers of the Fund, as well as their birth year, information relating to their respective positions held with the Fund, a brief statement of their principal occupations during the past five years and other directorships, if any.

Name, Address(5) and Age	Position(s) Held with the Fund, Term of Office and Length of Time Served(3)	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1) Overseen by Director	Other Public Company Directorships Held by Director
Independent Directors
Conrad S. Ciccotello (Born 1960)	Director since February 2018.	Professor and Director, Reiman School of Finance, University of Denver (faculty member since 2017); Senior Consultant to the finance practice of	7	CorEnergy Infrastructure Trust, Inc.; Peachtree Alternative Strategies Fund.

Name, Address(5) and Age	Position(s) Held with the Fund, Term of Office and Length of Time Served(3)	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1) Overseen by Director	Other Public Company Directorships Held by Director
		Charles River Associates, which provides economic, financial, and management consulting services (since May 2020); Associate Professor and Chairman of the Department of Risk Management and Insurance, Robinson College of Business, Georgia State University and Director of Asset and Wealth Management Programs (faculty member 1999-2017); Investment Consultant to the University System of Georgia for its defined contribution retirement plan (2008-2017).

Allen R. Strain (Born 1952)	Director since February 2018.	Teaching Professor, University of Missouri-Kansas City Bloch School of Business, from 2014 to August 2015 and 2009 to 2010; Vice President and Chief Financial Officer (January 2012 – April 2014) and Director (2010 – 2011), Ewing Marion Kauffman Foundation; Managing Director (2004 – 2008) and Senior Vice President (2000 – 2008), State Street—Kansas City (securities processing/custody).	1	None

John G. Woolway (Born 1962)	Director since February 2018.	President and Chief Investment Officer, Vantage Investment Partners (2003 – Present).	1	None
Interested Director and Executive Officer(2)(4)

Gary Henson (Born 1966)	Chief Executive Officer since April 2024; Director and Chairman of the Board since February 2018.	Managing Partner, 503 Capital Partners, LLC since August 1, 2024; Senior Managing Director of Ecofin Advisors, LLC (July 2020 – July 31, 2024); President, TortoiseEcofin Investments, LLC (October 2016 – November 2023); President and Chief Investment Officer, Montage Investments, LLC (January 2010 – October 2016); President, Mariner Holdings, LLC (August 2007 – October 2016).	1	None

Name, Address(5) and Age	Position(s) Held with the Fund, Term of Office and Length of Time Served(3)	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1) Overseen by Director	Other Public Company Directorships Held by Director
Executive Officers(4)

Nick Calhoun (Born 1992)	Principal Financial Officer and Treasurer since June 2024.	Vice President – Financial Operations of the Adviser since January 2022; previously served in various roles at Deloitte & Touche, LLP from September 2016 to November 2021, including most recently as an audit manager.	N/A	N/A

Kate Moore (Born 1987)	President since April 2021.	Managing Partner and Chief Compliance Officer of 503 Capital Partners, LLC since August 1, 2024; Managing Director of TortoiseEcofin from March 1, 2021 to July 31, 2024; Chief Operations Officer of TortoiseEcofin from March 1, 2023 to July 31, 2024; Chief Development Officer of TortoiseEcofin from March 2021 to March 2023; Director – Head of Product Development of Adviser from September 2020 to March 2021;	N/A	N/A

Director – Strategic Investment Group of the Adviser from July 2019 to August 2020; Vice President – Strategic Investment Group of the Adviser from June 2018 to June 2019; previously served in various roles at Tradebot Systems, Inc. from July 2009 to June 2018, including most recently as Senior Equity Trader and Director at Tradebot Ventures.

Shobana Gopal (Born 1962)	Vice President since February 2018.	Managing Director – Tax of Tortoise since July 2021; Director – Tax of Tortoise from January 2013 to July 2021; Tax Analyst of Tortoise from September 2006 through December 2012; Vice President of the closed-end funds managed by the Adviser.	N/A	N/A

Name, Address(5) and Age	Position(s) Held with the Fund, Term of Office and Length of Time Served(3)	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1) Overseen by Director	Other Public Company Directorships Held by Director
Diane Bono (Born 1958)	Chief Compliance Officer and Secretary since February 2018.	Managing Director of the Adviser since January 2018; Chief Compliance Officer of the Adviser since June 2006; Chief Compliance Officer and Secretary of the closed-end funds managed by the Adviser.	N/A	N/A

(1)

The Fund Complex includes the Fund, Tortoise Energy Infrastructure Corporation (TYG), Tortoise Power and Energy Infrastructure Fund, Inc. (TPZ), Tortoise Midstream Energy Fund, Inc. (NTG), Tortoise Pipeline & Energy Fund, Inc. (TTP), Tortoise Energy Independence Fund, Inc. (NDP), and Ecofin Sustainable and Social Impact Term Fund (TEAF) (with TYG, TPZ, NTG, TTP and NDP, the “Adviser closed-end funds”) and is defined as two or more registered investment companies that (a) hold themselves out to investors as related companies for purposes of investment and investor services; or (b) have a common investment adviser or have an investment adviser that is an affiliated person of any of the other registered investment companies.

(2)	As a result of his position held with our Adviser or its affiliates, this individual is considered an “interested person” of ours within the meaning of the 1940 Act.
(3)	Officers are elected annually.
(4)	The Fund’s executive officers are considered “interested persons” within the meaning of the 1940 Act as a result of their respective positions with the Adviser or its affiliates.
(5)	The address of each Director and Officer, unless otherwise noted, is 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211.

Beneficial Ownership of Equity Securities Held in the Fund Complex

A control person is a person who owns, either directly or indirectly, beneficially more than 25% of the voting securities of a company. Such person may be able to determine or significantly influence the outcome of matters submitted to a vote of the Fund’s Shareholders. As of June 30, 2024 the Fund did not know of any person or entity who “controlled” the Fund.

A principal shareholder is any person who owns of record or is known by the Fund to own of record or beneficially 5% or more of any class of shares. Except as noted below in the table, to the Fund’s knowledge, no persons own of record 5% or more of any class of the Fund’s shares, and no person is reflected on the books and records of the Fund as owning beneficially 5% or more of the outstanding shares of any class of the Fund as of June 30, 2024 based on shares outstanding.

	Number of Fund Shares	Percent of Class
Name and Address

Morton Capital Management, LLC*
27200 Agoura Road, Suite 200, Calabasas, CA 91301	3,191,132.01	22.17%

* Information based on a Schedule 13G/A filed on June 3, 2024 reporting shared voting and dispositive power over the shares listed in the table above.

The following table sets forth the dollar range of equity securities beneficially owned by each director in all funds overseen by the director as of June 30, 2024.

	Aggregate Dollar Range(1) of Fund Securities Beneficially Owned By Director(1)	Aggregate Dollar Range of Equity Securities in all Registered Investment Companies Overseen by Director in Family of Investment Companies(1)
Independent Directors
Conrad S. Ciccotello	None	Over $100,000
Allen R. Strain	None	None
John G. Woolway	None	None
Interested Directors
Gary Henson	Over $100,000	Over $100,000

(1)	Dollar ranges are as follows: none; $1–$10,000; $10,001–$50,000; $50,001–$100,000; or over $100,000.

As of June 30, 2024, the officers and directors of the Fund, as a group, owned less than 1% of any class of the Fund’s outstanding shares of stock.

The following table shows the ownership of shares by each of the Directors and Executive Officers of the Fund as a group.

Directors and Executive Officers

Name & Address(1)	Total Shares Owned	Percentage of Shares Held
Fund Common Shares(2)
Conrad S. Ciccotello	0	0%
Allen R. Strain	0	0%

Name & Address(1)	Total Shares Owned	Percentage of Shares Held
John G. Woolway	0	0%
Gary Henson	33,939.99	*
Nick Calhoun	0	0%
Kate Moore	0	0%
Shobana Gopal	0	0%
Diane Bono	0	0%
All Directors and Executive Officers as a group	0	0%

*	Represents less than 1%.
(1)	The address for each Director of the Fund is c/o 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211.
(2)	The table above shows Directors’ and Executive Officers’ ownership of shares of each Fund as of June 30, 2024.

III.  VOTING INFORMATION AND OTHER MATTERS

Record Date, Quorum and Methods of Tabulation

Shareholders of record at the close of business on August 13, 2024 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. The Notice of Special Meeting of Shareholders, the Proxy Statement and the enclosed proxy cards are first being sent to Shareholders on or about [•], 2024. The presence, in person or by proxy, of holders of shares entitled to cast a majority of the votes entitled to be cast at the Meeting constitutes a quorum for the purposes of the Meeting. As of the Record Date, the Fund has [•] shares of common stock outstanding.

Each share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional share shall be entitled to a proportionate fractional vote. Shares represented by timely, duly executed proxies will be voted as you instruct. If no specification is made, but a proxy is duly executed, shares will be voted in accordance with the recommendation of the Board. Proxies may be revoked at any time before they are exercised by timely delivering a signed, written letter of revocation to the Secretary of the Fund, by properly executing and timely submitting a later-dated proxy vote, or by attending the Meeting and voting, in person or represented by proxy. Attendance at the Meeting alone will not revoke your proxy.

Votes cast by proxy or in person at the Meeting will be counted by the Secretary of the Fund both for the purpose of determining the presence of a quorum and for calculating the votes cast on the considerations before the Meeting. Abstentions and broker non-votes, if any, will be counted as present for purposes of determining the presence of a quorum. Abstentions, failing to vote and broker non-votes, if any, will have the effect of a vote AGAINST the Proposals. As a result, you are urged to complete and send in your proxy or voting instructions so your vote can be counted. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in the name of a broker, bank or other nominee, the broker, bank or other nominee lacks discretionary authority to vote the shares and the broker, bank or other nominee has not received voting instructions from the beneficial owner of the shares. Because all of the Proposals to be voted on at the Meeting are “non-routine” matters, brokers, banks and other nominees will not have authority to vote on any Proposals unless instructed, so the Fund does not expect there to be any broker non-votes at the Meeting.

Adjournments

In the event that a quorum is not present for purposes of acting on the Proposals, or, even if a quorum is present, if sufficient votes in favor of the Proposals are not received by the time of the Meeting, the Meeting may be adjourned one or more times to permit further solicitation of proxies. Pursuant to the bylaws of the Fund, the Fund’s Chairman may adjourn the Meeting.

Solicitation of Proxies

The solicitation of proxies by personal interview, mail, e-mail and telephone may be made by officers and Directors of the Fund and officers and employees of the Adviser, USBGFS, their affiliates and other representatives of the Fund. The Fund has retained [•] to aid in the solicitation of proxies. Under the terms of the engagement, [•] will be providing a web site for the dissemination of these proxy materials and tabulation services. [•] will also distribute the proxy materials to the respective banks and brokers who hold shares on the record date. The fees paid to [•] are estimated to be $[•] and may vary depending on the level of additional solicitation necessary to achieve quorum and Shareholder approval. This cost and the costs of preparing, printing and mailing this Proxy Statement and the cost of holding the Meeting (including the costs of any additional solicitation and any adjourned session) will be borne by the Fund. The Fund will also reimburse brokerage firms and others for their expenses in forwarding solicitation materials to the beneficial owners of the Fund’s shares.

Method of Voting at the Shareholder Meeting

We will be hosting the Meeting in person. Any Shareholder can attend the Meeting at 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211. If you were a Shareholder as of the Record Date, or you hold a valid proxy from a Shareholder as of the Record Date, you can vote at the Meeting. A summary of the information you need to attend the Meeting is provided below:

•	Instructions on how to attend and participate, including how to demonstrate proof of Share ownership, are posted at [•];

•	The meeting starts at 10:00 a.m. Central Time; and

•	Shareholders may vote and ask questions while attending the Meeting.

Methods of Voting by Proxy

After reading this Proxy Statement and the enclosed proxy card, you may vote by:

Internet: Going to the website specified on your proxy card and following the instructions on the website.

Phone: Calling the number specified on your proxy card and following the instructions.

Mail: Completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

Shareholders can call [•] with any questions about this proxy statement or how to vote their shares. Representatives are available to assist you Monday through Friday, from 9 a.m. to 10 p.m., Eastern time.

For votes that are not cast at the live Meeting, Internet and telephone voting facilities will close at 11:59 p.m., Central Time, on September 29, 2024, for the voting of Shares held by Shareholders of record as of the Record Date. Proxy cards with respect to Shares held of record must be received no later than September 27, 2024.

Changing Your Vote or Revoking Your Proxy

Whether you have voted by internet, telephone or mail, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to the Secretary of the Fund, provided such statement is received no later than 10:00 a.m., Central time, on September 27, 2024;

•	Voting by internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Central time, on September 29, 2024;

•	Submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than September 27, 2024; or

•	Attending and voting at the Meeting. Attendance at the Meeting alone will not revoke your proxy.

Information on the Voting Results

The Fund intends to announce the final results by press release or in a Current Report on a Form 8-K filed with the SEC within four business days after the date of the Meeting.

Other Matters to Come Before the Meeting

As this is a special meeting, no additional business may be conducted beyond items listed in the Notice of Meeting. If, however, any other matters, including adjournments, are properly brought before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their discretion.

Shareholder Communications with Board of Directors

Shareholders may mail written communications to the Fund’s full Board of Directors, to committees of the Board or to specified individual Directors in care of the Secretary of the Fund, 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211. All Shareholder communications received by the Secretary will be forwarded promptly to the Board of Directors, the Board of Directors committee or the specified individual Directors, as applicable, except that the Secretary may, in good faith, determine that a Shareholder communication should not be so forwarded if it does not reasonably relate to the Fund or its operations, management, activities, policies, service providers, Board of Directors, officers, Shareholders or other matters relating to an investment in the Fund or is purely ministerial in nature.

No Dissenters’ Rights

Shareholders do not have appraisal or similar rights of dissenters with respect to the Proposals.

Shareholder Proposals

The Fund does not hold regularly annual meetings of Shareholders. A Shareholder proposal intended to be presented at a future meeting of Shareholders of the Fund must be received at the offices of the Fund, 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211, in accordance with the time periods set forth for advance notice in the bylaws of the Fund or, if no such time period is specified, at a reasonable time before the Fund begins to print and mail its proxy materials. Timely submission of a proposal does not guarantee that such proposal will be included in a proxy statement.

IF VOTING BY PAPER PROXIES, IT IS IMPORTANT TO RETURN YOUR VOTE PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE IN PERSON MEETING ARE URGED TO VOTE BY (1) INTERNET, (2) TELEPHONE, OR (3) COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD(S) PROMPTLY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE.

By Order of the Board of Directors

/s/ Diane M. Bono
Diane M. Bono, Secretary

[NTD: To include proxy card.]